EXHIBIT 99


$TDCH 30DC's New Investor Video Discusses How its Web-Based Tools Help Clients Develop and Market Digital Information Products

New York, NY, May 7, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced that it has recently published a video, with its Chairman Dr. Henry Pinskier discussing the Company's current business model and business strategy. 30DC's management believes that its MagCast Digital Publishing Platform is quickly becoming the dominant Digital Publishing Platforms for the self publishing market on Apple Newsstand.

MagCast is a complete turnkey system that includes executive training modules allowing anyone including, Internet self publisher of user generated content, to quickly learn how to develop, publish, produce content on a recurring basis, and conduct digital marketing campaigns with the goal of audience building. Since MagCast's launch in June 2012, over 300+ MagCast-sponsored magazines have successfully launched on Newsstand, almost all of whom were created from scratch. The video is available on the Investor Overview Page of our corporate website:

We invite investors to learn more about our company. Please take a moment to download our one page investor fact sheet by clicking this link and complete our brief questionnaire. You will automatically be added to our mailing list and kept abreast of future business developments. We look forward to updating you as our business progresses. Do your due diligence and read our public SEC documents.

About 30DC

30DC provides web-based tools for the monetization of digital content. For addition information on 30DC, please download a corporate fact sheet by clicking this link.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact.

The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc. Phone: 212-962-4400 Ext 83 E-mail:ted.greenberg(at)30dcinc.com or visit: http://30dcinc.com/investors/news/

Source: 30DC, Inc